                                                             Exhibit (d)(12)(ii)

(ING FUNDS LOGO)

May 1, 2004

Board of Trustees
ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034

RE:  VOLUNTARY EXPENSE LIMITATIONS

Ladies and Gentlemen:

Pursuant to our letter agreement dated August 21, 2003, whereby we modified the voluntary expense limitations to affect a waiver of the investment management fee for the Class A, B and C shares of ING Principal Protection Fund VII (the "Fund"), a series of ING Equity Trust, we hereby further modify the voluntary expense limitations outlined in that agreement.

The expense limitations will be set based on the schedule below:

                          MAXIMUM OPERATING EXPENSE LIMIT
                      (AS A PERCENTAGE OF AVERAGE NET ASSETS)
                      ---------------------------------------
TARGET EQUITY RATIO         CLASS A   CLASS B   CLASS C
-------------------         -------   -------   -------
31% or more                  1.75%     2.50%     2.50%
28% - 30.99%                 1.55%     2.30%     2.30%
25% - 27.99%                 1.35%     2.10%     2.10%
22% - 24.99%                 1.15%     1.90%     1.90%
less than 22%                0.95%     1.70%     1.70%

The Target Equity Ratio is calculated daily by the asset allocation model used by the Fund's sub-adviser and will be the basis upon which future increases in the operating expense limit are implemented. Once a particular operating expense limit level is reached, it will not be reduced even if the Target Equity Ratio declines as a result of a decline in the equity market. The new operating expense limit will be collected and will be used in subsequent model calculations to determine the equity ratio.

This letter agreement was approved November 11, 2003, but was postponed by management until May 1, 2004, and supercedes our letter agreement of August 21, 2003.

Sincerely,


/s/ Michael J. Roland
-------------------------------------
Michael J. Roland
Executive Vice President

7337 E. Doubletree Ranch Rd.        Tel: 480-477-3000       ING Investments, LLC
Scottsdale, AZ 85258-2034           Fax:480-477-2744
                                    www.ingfunds.com